Exhibit 2.1

State of Delaware Secretary of State Division of Corporations Delivered 05:12 PM 09/07/2018 FILED 05:12 PM 09/07/2018 SR 20186556028 File Number 3346173

State of Delaware

Amended and Restated

Articles of Incorporation

of

Crednology Holding Corporation

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Amended and Restated

Articles of Incorporation

of

Crednology Holding Corporation

The undersigned, Orie Rechtman, the Secretary of Crednology Holding Corporation (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware, sections 242 and 245, does hereby certify and set forth as follows:

1.	That the Board of Directors {the "Board") of the Corporation, at a special meeting on September 5, 2018, this date is included for accounting purposes only, and in accordance the Delaware General Corporation Law ("DGCL") sections 242 and 245, approved a resolution to amend the Corporation's Certificate of Incorporation, declaring said resolution to be advisable:

The Corporation's Certificate of Incorporation be amended to be effected hereby by adding the language to the Articles given in Appendix I, attached hereto and incorporated herein, effective at the time of filing:

2.	That said amendments were duly adopted in accordance with the provision of Section 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed by the undersigned, Orie Rechtman, an Authorized Officer and Director and majority shareholder, and the undersigned has executed this certificate and affirms the foregoing is true and under penalty of perjury this 6th day of September, 2018.

By: /s/ Orie Rechtman

Orie Rechtman, Secretary And President

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Appendix I

Amended and Restated

Articles of Incorporation

of

Crednology Holding Corporation

1.	The name of the Corporation is: Crednology Holding Corporation

2.	The duration of the Corporation is perpetual.

3.	The address of the registered office in the State of Delaware is 3524 Silverside Road, Suite 35B, Wilmington, DE 19810-4929, located in the County of New Castle. The name of the registered agent at such address is Advantage Delaware LLC.

4.	The purposes for which the Corporation is organized are:

(a)	To engage, without limitation, in any lawful activity for which corporations may be organized under the Laws of the State of Delaware, County of New Castle.

(b)	To do such acts in pursuit of its general purposes as are not forbidden by the laws of the State of Delaware, as now in force or hereafter may be in force, including, but not limited to, the following:

(1)	To sue, be sued, complain, and defend in its corporate name;

(2)	To have a corporate seal which may be altered at will, and to use it, or a facsimile of it, by impressing or affixing it or in any other manner reproducing it;

(3)	To make and amend bylaws, not inconsistent with its articles of incorporation or with the laws of this state, for managing the business and regulating the affairs of the corporation;

(4)	To purchase, receive, lease, or otherwise acquire, own, hold, improve, use, and otherwise deal with real or personal property or any legal or equitable interest in property, wherever located;

(5)	To sell, convey, mortgage, pledge, lease, exchange, and otherwise dispose of all or any part of its property;

(6)	To purchase, receive, subscribe for, or otherwise acquire, own, hold, vote, use, sell, mortgage, lend, pledge, or otherwise dispose of, and deal in and with shares or other interests in, or obligations of, any other entity;

(7)	To make contracts and guarantees, incur liabilities, borrow money, issue its notes, bonds, and other obligations (which may be convertible into or include the option to purchase other securities of the corporation), and secure any of its obligations by mortgage or pledge of any of its property, franchises, or income;

(8)	To lend money, invest and reinvest its funds, and receive and hold real and personal property as security for repayment;

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(9)	To be a promoter, partner, member, associate, or manager of any partnership, joint venture, trust, or other entity;

(10)	To conduct its business, locate offices, and exercise the powers granted by this chapter within or without this state;

(11)	To elect directors and appoint officers, employees, and agents of the corporation, define their duties, fix their compensation, and lend them money and credit;

(12)	To pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, share option plans, and benefit or incentive plans for any or all of its current or former directors, officers, employees, and agents;

(13)	To make donations for the public welfare or for charitable, scientific, or educational purposes;

(14)	To transact any lawful business that will aid governmental policy;

(15)	To provide insurance for its benefit on the life or physical or mental ability of any of its directors, officers, or employees or any other person whose death or physical or mental disability might cause financial loss to the corporation; or, pursuant to any contractual arrangement with any shareholder concerning the reacquisition of shares owned by him at his death or disability, on the life or physical or mental ability of that shareholder, for the purpose of carrying out such contractual arrangement; or, pursuant to any contract obligating the corporation, as part of compensation arrangements, or pursuant to any contract obligating the corporation as guarantor or surety, on the life of the principal obligor, and for these purposes the corporation is deemed to have an insurable interest in such persons; and

(16)	To make payments or donations or do any other act not inconsistent with law that furthers the business and affairs of the corporation.

5.	The maximum number of shares which the Corporation shall have the authority to issue will remain unchanged and is:

(a)	3,500,000,000 (Three Billion, Five Hundred Million) Shares of Common Stock having a par value of$0.001; and

(b)	20,000,000 (Twenty Million) Shares of Preferred Stock having a par value of $0.001 per share or as authorized, such Preferred Stock being issuable in one or more series as hereinafter provided.

No holder of any class of stock of the Corporation shall be entitled, as a right, to purchase or subscribe for any part of any class of stock of the Corporation now authorized or hereafter authorized by any amendment of the Certificate of Incorporation, or of any bonds, debentures, or other securities convertible into or evidencing any rights to purchase or subscribe for any stock of the Corporation; and any stock now authorized or any such additional authorized issue of any stock or any securities convertible into or evidencing rights to purchase or subscribe for stock may be issued and disposed of by the Board of Directors to such firms, person, corporation or association for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any thereof on the same terms, or on any terms, to the shareholders, or to any class of shareholders.

The preferences, restriction and qualifications applicable to the Common Stock and the Preferred Stock are as follows:

PART A- COMMON STOCK

Each holder of Common Stock shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation.

After the payment or declaration and setting aside for payment of the full cumulative dividends for all prior and then current dividend periods; all outstanding shares of Preferred Stock and after setting aside all stock purchase funds or sinking funds heretofore required to be set aside with respect to the Preferred Stock, dividends on the Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

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On any dissolution, liquidation or winding up of the Corporation, after there shall have been paid to or set aside for the holders of all outstanding shares of Preferred Stock the full preferential amount to which they are respectively entitled to receive, pro rata in accordance with the number of shares of each class outstanding, all the remaining assets of the Corporation will be available for distribution to its common shareholders.

PART B - PREFERRED STOCK

The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of the various series may vary only with respect to:

(a)	the rate of dividend;

(b)	whether the shares may be called and, if so, the call once and the terms and conditions of call;

(c)	the amount payable upon the shares in the event of voluntary and involuntary liquidation;

(d)	sinking fund provisions, if any for the call or redemption of the shares;

(e)	the terms and conditions, if any, on which the shares may be converted;

(f)	voting rights; and

(g)	whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designations, terms, limitations or relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

CLASSES OF PREFERRED STOCK

SERIES A PREFERRED STOCK

There shall be authorized One (1) share of Series A Preferred Stock with a par value of $0.001 per share which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, as set forth below:

DESIGNATION. The Preferred Stock subject hereof shall be designated Series A Preferred Stock ("Series A Preferred"). No other shares of Preferred Stock shall be designated as Series A Preferred stock.

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RANKING. The Series A Preferred Stock shall rank senior to the Corporation's Common Stock, any other shares of Preferred Stock the Corporation may issue in the future with respect to the right to receive dividends, distributions or proceeds in a liquidation, dissolution or winding up of the Corporation. In the event of a liquidation, dissolution or winding up of the Corporation, and the assets of the Corporation are insufficient to satisfy the Corporation's obligations to the holders of the Series A Preferred Stock, all payments shall be made to the holders of the Series A Preferred Stock on a pro rata basis.

DIVIDENDS. The Series A Preferred Stock shall not participate in dividends.

CONVERSION. Each share of Series A Preferred shall be convertible into into 25% of the Company's issued share capital.

ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION, MERGERS, CONSOLIDATIONS or SALES OF ASSETS. If the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the conversion rate shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

REORGANIZATIONS. If at any time or from time to time after the date of this Certificate, there is a capital reorganization of the Common Stock (reverse split, forward split, etc.), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the same number of shares of Common Stock to which that holder would have been entitled prior to such capital reorganization. In essence, the number of Series A Preferred Stock authorized, issued and outstanding, and the number of shares of Common Stock into which such Series A Preferred is convertible, shall not be affected by any such capital reorganization.

NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred shall not be entitled to receive any amounts in liquidation.

VOTING Except as otherwise expressly provided herein or as required by law, the Holders of shares of Series A Preferred Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. The Holders of the Series A Preferred Stock shall be entitled to votes equal to Twenty Five Percent of the Corporation's issued share capital.

OTHER PREFERENCES. The shares of the Series A Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation.

SERIES B PREFERRED STOCK

There shall be authorized Two (2) shares of Class B Preferred Stock with a par value of $0.001 per share, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, as set forth below:

DESIGNATION. The Preferred Stock subject hereof shall be designated Series B Preferred Stock ("Series B Preferred"). No other shares of Preferred Stock shall be designated as Series B Preferred stock.

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RANKING. The Series B Preferred Stock shall rank senior to the Corporation's Common Stock, junior to the Series A Preferred stock, and senior to any other shares of Preferred Stock the Corporation may issue in the future with respect to the right to receive dividends, distributions or proceeds in a liquidation, dissolution or winding up of the Corporation. In the event of a liquidation, dissolution or winding up of the Corporation, and the assets of the Corporation are insufficient to satisfy the Corporation's obligations to the holders of the Series B Preferred Stock, all payments shall be made to the holders of the Series B Preferred Stock on a pro rata basis.

DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors in its sole discretion. The Series B Preferred Stock shall participate in dividends based on votes per share in pari passu with the Common Stock, and not based on shares.

CONVERSION. Each share of Series B Preferred shall, at the option of the holder thereof, at any time and from time to time, be convertible into Series B Preferred Stock converts into 25% of the Company's issued share capital per share.

All shares of Common Stock delivered upon conversion of the Series B Preferred Stock as provided herein shall be duly and validly issues and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series B Preferred Stock shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon conversion.

The Corporation covenants that, within 30 days of receipt of the Conversion Notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the number of authorized the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B Preferred Stock submitting such Conversion Notice.

Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible into the number of shares of Common Stock after the reverse split as would have been equal to the ratio established prior to the reverse split. The Conversion Rate of shares of the Series B Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by reverse split following the forward split.

VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the Holders of shares of Series B Preferred Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. Each share of Series B Preferred shall, at the option of the holder thereof, at any time and from time to time, be entitled to votes equivalent to 25% of the Company's issued share capital per share.

ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION, MERGERS, CONSOLIDATIONS or SALES OF ASSETS. If the Common Stock issuable upon conversion of the Series B Preferred shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the conversion rate shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred immediately before that change.

REORGANIZATIONS. If at any time or from time to time after the date of this Certificate, there is a capital reorganization of the Common Stock (reverse split, forward split, etc.), as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series B Preferred the same number of shares of Common Stock to which that holder would have been entitled prior to such capital reorganization. In essence, the number of Series B Preferred Stock authorized, issued and outstanding, and the number of shares of Common Stock into which such Series B Preferred is convertible, shall not be affected by any such capital reorganization.

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NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred shall not be entitled to receive any amounts in liquidation.

INVOLUNTARY LIQUIDATION. In the event of involuntary liquidation, the shares of this series shall be entitled to the same amounts as in the event of voluntary liquidation. The Series B Preferred shall automatically be converted into Common Stock at the conversion rate hereinabove stated.

OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

SERIES C PREFERRED STOCK

There shall be authorized One Hundred (100) shares of Series C Preferred Stock with a par value of $0.001 per share which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, as set forth below:

DESIGNATION. The Preferred Stock subject hereof shall be designated Series C Preferred Stock ("Series C Preferred"). No other shares of Preferred Stock shall be designated as Series C Preferred stock.

RANKING. The Series C Preferred Stock shall rank senior to the Corporation's Common Stock, junior to the Series A Preferred stock and Series B Preferred Stock, and senior to any other shares of Preferred Stock the Corporation may issue in the future with respect to the right to receive dividends, distributions or proceeds in a liquidation, dissolution or winding up of the Corporation. In the event of a liquidation, dissolution or winding up of the Corporation, and the assets of the Corporation are insufficient to satisfy the Corporation's obligations to the holders of the Series C Preferred Stock, all payments shall be made to the holders of the Series C Preferred Stock on a pro rata basis.

DIVIDENDS. The Series C Preferred Stock shall not participate in dividends with the Common Stock.

CONVERSION. The Series C Preferred Stock shall convert into 90% of the Company's issued share capital at the option of the holder thereof, at any time and from time to time. The conversion right of the holders of Series C Preferred Stock shall be exercised by the surrender of the certificates representing shares to be converted to the Corporation or its transfer agent for the Series C Preferred, accompanied by written notice electing conversion. No additional consideration or any other action need to be taken in order to effectively convert the Series C Preferred to the Common Stock of the Corporation. Immediately prior to the close of business on the date the Corporation receives written notice of conversion, each converting holder of Series C Preferred shall be deemed to be the holder of record of Common Stock issuable upon conversion of such holder's Series C Preferred notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such person.

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Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series C Preferred Stock in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series C Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series C Preferred Stock as provided herein shall be duly and validly issues and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series C Preferred Stock shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon conversion.

The Corporation covenants that, within 30 days of receipt of the Conversion Notice from any holder of shares of Series C Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the number of authorized the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series C Preferred Stock submitting such Conversion Notice.

Shares of Series C Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible into the number of shares of Common Stock after the reverse split as would have been equal to the ratio established prior to the reverse split. The Conversion Rate of shares of the Series C Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by reverse split following the forward split.

ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION, MERGERS, CONSOLIDATIONS or SALES OF ASSETS. If the Common Stock issuable upon conversion of the Series C Preferred shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the conversion rate shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred immediately before that change.

REORGANIZATIONS. If at any time or from time to time after the date of this Certificate, there is a capital reorganization of the Common Stock (reverse split, forward split, etc.), as a part of such capital reorganization, provision shall be made so that the holders of the Series C Preferred shall thereafter be entitled to receive upon conversion of the Series C Preferred the same number of shares of Common Stock to which that holder would have been entitled prior to such capital reorganization. In essence, the number of Series C Preferred Stock authorized, issued and outstanding, and the number of shares of Common Stock into which such Series C Preferred is convertible, shall not be affected by any such capital reorganization.

NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred against impairment.

RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

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LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series C Preferred shall not be entitled to receive liquidation in preference to the holders of common shares or any other class or series of preferred stock. Rather, the Series C Preferred shall automatically be converted into Common Stock at the conversion rate hereinabove stated.

INVOLUNTARY LIQUIDATION. In the event of involuntary liquidation, the shares of this series shall be entitled to the same amounts as in the event of voluntary liquidation. The Series C Preferred shall automatically be converted into Common Stock at the conversion rate hereinabove stated.

OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

VOTING. The Holders of shares of Series C Preferred Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. The Series C Preferred Stock shall be entitled to votes equivalent to 90% of the Company's issued share capital at the option of the holder thereof.

OTHER PREFERENCES. The shares of the Series C Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation.

6.	The shareholders of the Corporation may take any action which they are required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by a majority of the persons or entities entitled to vote thereon.

7.	A. Any Business Combination Transaction (as defined in Section 8.B (3) below) shall require the affirmative vote of the holders of at least 66% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. Such affirmative vote shall be required, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

B. For the purposes of this Paragraph 8:

(1)	"Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on February 31, 1994.

(2)	"Beneficial Owner" shall have the meaning ascribed to such term in Rule 12d3 of the General Rules and Regulations under the Exchange Act, as in effect on February 31, 1994.

(3)	"Business Combination Transaction" shall mean:

(a)	any merger or consolidation of the Corporation or any Subsidiary with (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(b)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, of any assets of the Corporation or any Subsidiary constituting not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

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(c)	the issuance or transfer by the Corporation or any Subsidiary (in one transaction or any series of transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(d)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up or any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

(e)	any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates.

(4)	"Continuing Director" means (a) any member of the Board of Directors of the Corporation who (i) is neither the Interested Stockholder involved in the Business Combination Transaction as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, or nominee of such Interested Stockholder, or the relative of any of the foregoing, and (ii) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder, and (b) any successor of a Continuing Director described in clause (a) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation.

(5)	"Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape, on the New York Stock Exchange-Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, in the principal United States securities exchange registered under the Exchange act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Security Dealers, Inc. Automated Quotations System or any similar interdealer quotation system then in use, or, ifno such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(6)	"Interested Stockholder" shall mean any Person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Corporation or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

(a)	is or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock of the Corporation; or

(b)	is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock of the Corporation; or

(c)	is an assignee of, or has otherwise succeeded to, any share of Voting Stock of the Corporation of which an interested Stockholder was the Beneficial Owner, directly or indirectly, at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

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For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of any conversion rights, warrants or options, or otherwise, to any person who is not the Interested Stockholder.

(7)	A "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 14(d) (2) of the Exchange Act.

(8)	"Subsidiary" means any corporation of which the Corporation owns, directly or indirectly, (a) a majority of the outstanding shares of equity securities of such corporation, or (b) shares having a majority of the voting power represented by all of the outstanding Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and the shares of equity securities thereof shall include unissued shares of which the corporation is the Beneficial Owner, but, except for purposes of Paragraph 8.B (6), shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Corporation.

(9)	"Voting Stock" shall mean outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.

C.	The provisions of Paragraph 8.A shall not be applicable to any particular Business Combination Transaction, and such Business Combination Transaction shall require only such affirmative vote of the stockholders, if the condition specified in either of the following paragraphs (1) or (2) are met:

(1)	The Business Combination Transaction shall have been approved by the affirmative vote of all of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

(2)	All of the following conditions shall have been met:

(a)	With respect to each share of each class of outstanding Voting Stock of the Corporation (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination transaction (the "Consummation Date"), cash and consideration, in the form specified in Paragraph 8.C (2) (b) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:

(i)	the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder to which the Business Combination Transaction relate, or by any affiliate or Association of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination Transaction (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii)	the Fair Market Value per share of such class of Voting Stock of the Corporation on the Announcement Date; and

(iii)	the highest preferential amount per share, if any, to which the holder of the shares of such class of Voting Stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

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(b)	The consideration to be received by a holder of a particular class of outstanding Voting Stock of the Corporation (including Common Stock) as described in Paragraph 8.C (2) (a) hereof shall be in cash or, if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted, in whole or in part, of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Corporation has been made in varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of such class of Voting Stock previously acquired by the Interested Stockholder.

(c)	After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (i) there shall have been no failure to declare and pay at the regular date therefore any full dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation, if any, except as approved by the affirmative vote of a majority of the Continuing Directors; (ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding share of the Common Stock, unless the failure to so increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors, and (iii) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(d)	After such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof, shall have received the benefit, directly or indirectly except proportionately as shareholder of the Corporation), of any loans advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

(e)	A proxy or information statement describing the proposed Business Combination Transaction and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, Rules and Regulations) shall be mailed to the shareholder of the Corporation at least 30 days prior to the Consummation Date (whether or not such Proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof).

D.	A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Paragraph 8, including, without limitation, (1) whether a Person is an Interested Stockholder, (2) the number of shares of Voting Stock of the Corporation beneficially owned by any Person, (3) whether a Person is an Affiliate or Associate of another, (4) whether the requirements of Paragraph 8.C(2) have been met with respect to any Business Combination Transaction, and (5) whether the assets which are the subject of any Business Combination Transaction have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any subsidiary in any Business Combination Transaction constitutes not less than 5% of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared. The good faith determination of the majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Paragraph 8.

E.	Nothing contained in this Paragraph shall be construed to relieve members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law. The fact that any Business Combination Transaction comes with the provision of Paragraph 8.C shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof, to approve such Business Combination Transaction or recommend its adoption or approval to the shareholders of the Corporation nor shall compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination Transactions.

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8.	In the event that the Board of Directors should consist of in excess of one director, the Board of Directors shall be divided into three classes as nearly equal in number as possible. The Initial terms of directors elected in 2019 shall expire as of the annual meeting of shareholders for the years indicated below:

Class I Directors	2020
Class II Directors	2021
Class III Directors	2022

Upon expiration of the initial terms specified for each class of directors their successors shall be elected for a four-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes, so as to maintain or attain if possible, the equality of the number of directors in each class, but in no case will decrease in the number of directors shorten the term of any incumbent director. If equality in number is not possible, the increase or decrease shall be apportioned among the classes in such way that the difference in the number of directors in any two classes shall not exceed one.

Any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors shall be filled by the Board of Directors, acting by a majority of the remaining directors the in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified.

A written ballot shall not be required for the election of directors unless the bylaws of the Corporation shall so provide.

9.	A quorum of the Board of Directors shall consist of a majority of the directors.

10.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to do the following actions, but the following actions shall be taken only by a two-thirds majority vote of the Board of Directors:

(a)	To adopt, amend or repeal the Bylaws of the Corporation by vote of a majority of the members of the Board of Directors, but any Bylaws adopted by the Board of Directors may be amended by the shareholders of the Corporation.

(b)	To distribute to the shareholders of the Corporation out of capital surplus of the Corporation a portion of its assets, in cash or property, subject to the requirements of law, and such distribution is expressly permitted without the vote of the shareholders;

(c)	To cause the Corporation to make purchases of its shares, directly or indirectly, to the extent of unreserved and unrestricted earned surplus available therefore, without the vote of the shareholders;

(d)	If at any time the Corporation has more than one class of authorized or outstanding stock, to pay dividends on shares of any class to the holders of shares of any class, without the vote of the shareholders of the class in which the payment is to be made;

(f)	To amend these articles of incorporation,

(g)	To issue new stock or debt, including the issuance of treasury stock,

(h)	To purchase, sell or transfer any substantial part of the Corporation's assets

(i)	To merge or sell the Corporation or acquire another entity,

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(j)	To dissolve or liquidate the Corporation,

(k)	To make a material change in the business of the Corporation,

(1)	To make any substantial contact or incur any substantial debt or obligation of the Corporation,

(m)	To file bankruptcy, enter into any insolvency proceeding or make any assignment for the benefit of creditors or compromise any debt, and

(n)	To take any action which the Board of Directors is required or permitted to take without a meeting by written consent, setting forth the action so taken, signed by a majority of the directors entitled to vote thereon.

11.	In evaluating a Business Combination (as defined in Paragraph 8 above) or a tender or exchange offer and other acquisition proposal, the Board of Directors in determining what is in the best interest of the Corporation, may consider, among others, the following factors

(a)	the financial aspects of the offer, the long-term interests of the Corporation's shareholders, the present and historical market value of the Corporation's shares and the premiums paid in other relevant transactions, the liquidation value of the Corporation's assets, the prospects of the Corporation, and (to the extent estimable) its stock on a going concern basis over the subsequent several years;

(b)	the prospects for obtaining and methods of achieving a better offer, such as seeking other bids, pursuing negotiating strategies (which may include defensive tactics), and partial or total liquidation;

(c)	the impact, if the offer is partial or two-tier, on the remaining shareholders and on the prospects of the Corporation in the event the offer is successful;

(d)	the value and investment attributes of the non-cash consideration if the offer involves consideration other than cash;

(e)	the potential of the offer (if partial or two-tier), including the offeror's competence, experience, integrity, management, reputation and financial condition;

(f)	legal and regulatory matters, or other considerations that could impede or prevent the transaction's consummation;

(g)	the effect of the transaction on the Corporation's (and its subsidiaries') customers, including policyholders, suppliers and employees; and

(h)	local community interests.

12.	The affirmative vote of the holders of at least 66% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with Paragraph 8, 9, 12,or 13 hereof, unless such amendment, alteration, change repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of (A) all of the entire Board of Directors and (B) all of the Continuing Directors (as defined in Paragraph 8).

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13.	The Corporation shall indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, by reason of the fact that he was a director or officer of the Corporation or served at its request as a director or officer of another Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the full extent permitted by the General Corporation Law of Delaware. Promptly after receipt by a party to be indemnified under this section of notice of the commencement of any such suit or proceeding, such party will, if a claim in respect thereof is to be made against the Corporation, notify the Corporation of the commencement thereof. This Corporation shall be entitled to participate at its own expense in the defense or to assume the defense of any such suit or proceedings, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the party to be indemnified and the party to be indemnified shall bear the fees and expenses of any additional counsel retained by him.

14.	The name and mailing address of the registered agent is as follows:

Name	Mailing Address
Advantage Delaware LLC	3524 Silverside Road, Suite 35B,
County of New Castle
Wilmington, DE 19810-4929

15.	The mailing address of the corporation's principal office is:
Mailing Address
Crednology Holding Corporation
18351 Eddy St, # B
Northridge, CA 91325

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